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                                                                 Exhibit 10.46
NYNEX CableComms Group PLC
NYNEX CableComms Group Inc.
The Tolworth Tower
Ewell Road
Surbiton
Surrey  KT8 7ED

Telephone: 0181 873 2000
Facsimile: 0181 890 9983

11th July 1996

                                                                   [NYNEX LOGO]

Mel Meskin
c/o NYNEX Corporation
1095 Avenue of the Americas
New York, NY 10036

Dear Mr. Meskin,

Following recent discussions with you concerning the possibility of you agreeing to become a non-executive director of NYNEX CableComms Group PLC (registered in England No. 3024703) and NYNEX CableComms Group Inc. (registered in Delaware, United States of America) ("the Companies"), I set out below (subject to your formal acceptance) the terms of your appointment to each of the Boards of directors of the Companies ("the Boards") as a non-executive director. The terms are as follows:-

(1) Subject to applicable law and applicable provisions of the Articles of Association or, as appropriate, Certificate of Incorporation and By-Laws, the Companies hereby appoint you as a non-executive director of each of the Companies for a period commencing on 11th July 1996 and expiring on the date in 1997 on which the Annual General Meeting of the Companies shall take place; subject as aforesaid either the Companies or you may terminate this appointment at any time by the giving of one month's written notice to that effect. If you and the Boards and the shareholders of the Companies agree then your appointment may be renewed for a further period to be agreed.

(2) During the period of your appointment you will be required to make available to the Companies your services as a non-executive director as and when the Companies shall reasonably require.

(3) With the exception of NYNEX Corporation and any subsidiaries or partnerships in which NYNEX Corporation has or from time to time will have the entire or a majority ownership interest, you are required as a term of your appointment hereunder not to render your services whether as a consultant or employee or non-executive director or executive director to any other individual, company, corporation, firm, joint venture, organisation or trust (in each case whether or not having a legal personality) where the business of such individual or entity is the same as or similar to the business of the Companies or of any other subsidiary company of the Companies ("Group Company"). For the purposes of this clause, business shall mean the provision of television, telecommunications and other services by cable whether for domestic or business use.

                                                                      Cont'd...

NYNEX CableComms Group PLC:
Registered in England and Wales with Number 3024703
Registered Office: as above.
NYNEX CableComms Group Inc.:
A Delaware, United States of America, corporation
The liability of members is limited
Head office: as above.
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(4)  Your duties during your appointment as a non-executive director to each of the Boards shall be those of a director of a public corporation and, provided that the same are consistent with the foregoing, as notified to you from time to time by each of the Boards which will include, without limitation, such duties as are consistent with your appointment as a member of the Audit Committee.

(5) Nothing in the terms of your appointment as a non-executive director is intended to nor shall it be deemed to give rise to the relationship between you and the Companies of employee and employer.

(6) The boards generally meet every other month at The Tolworth Tower, Ewell Road, Tolworth, Surrey KT6 7ED. Your attendance at such meetings by telephone conference facilities is permitted.

(7) The Companies each provide liability insurance for its officers and directors when acting for and on behalf of the relevant Company on terms from time to time notified to you. In addition, if circumstances should arise in which it becomes necessary for you to obtain separate professional advice about the performance of your duties any reasonable expenses thereby incurred will be met by the relevant Company provided you have obtained prior written approval from the Company Secretary in respect of obtaining such separate professional advice.

(8) The Companies shall pay to you or refund to you such sums as shall cover all reasonable out of pocket expenses necessarily and wholly incurred by you in or about the performance of the duties of your appointment hereunder.

(9) During your appointment you are likely to come into possession of confidential information, the proprietary interest in which belongs to the Companies or any Group Company. Accordingly, you agree that you will not at any time (whether during or after your appointment hereunder) divulge to any person, firm or company or use for your own benefit or the benefit of any person, firm or company any information of a private, secret or confidential nature concerning the business, accounts or finances of the Companies or of any Group Company or any of the secrets, dealings, transactions or affairs of the Companies or of any Group Company or of any client or customer of the Companies or of any Group Company which have or may have come to your knowledge during the term or your appointment of otherwise.



                                                                     Cont'd....
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(10) Upon the termination of your appointment as a non-executive director to each of the Boards (for whatever reason and howsoever caused) you shall forthwith resign without any claim for compensation from any position in or office with the Companies which you hold pursuant to your appointment as non-executive director to the Boards.

(11) In addition, upon the termination of your appointment (for whatever reason and howsoever caused) you agree that you will forthwith deliver to the Companies any and all property in your possession or under your control relating to the affairs and business and clients of the Companies or of any Group Company. Such property will include, without limitation, all lists of clients or customers, correspondence, notes, reports, plans, designs, specifications, records, documents, accounts and any other papers of any description and any copies thereof.

If the terms set out herein are acceptable to you, I should be grateful if you would sign, date and return the attached copy of this letter to Paul Repp, Executive Director, Chief Legal and Regulatory Officer and Company Secretary, in order to evidence that agreement between the Companies and you has been reached in respect of the terms of your appointment as a non-executive director to each of the Boards.

This letter is governed by and shall be construed in accordance with English law.

Yours sincerely,


/s/ Richard W. Blackburn
------------------------------------------------
For and on behalf of NYNEX CableComms Group PLC


/s/ Richard W. Blackburn
------------------------------------------------
For and on behalf of NYNEX CableComms Group Inc.



I hereby agree to the terms and conditions set out in this letter:


/s/ M. Meskin
-----------------------------------------------------
Signed by Mr Mel Meskin on this 11th day of July 1996